                               EXHIBIT 10.17(b)



                                    August 24, 1994



Mr. Anthony B. Holbrook
41 Hollins Drive
Santa Cruz, California  95060


Dear Tony:

     Although we regret your decision to resign as an executive officer of AMD, we are very pleased that you will be available to continue to work with AMD on a part-time basis. The following will formalize the arrangements you have proposed in your letter to Jerry, and issues we discussed in our recent conversation.

1)   You will remain a full-time AMD employee through August 26, 1994.

2) From August 27, 1994 through July 31, 1995, you will be a regular, part-time employee of AMD, during which you will devote up to 35 hours per month to the activities described in this agreement. In the second quarter of 1995, we will discuss extension of this agreement.

3) During the period from August 27, 1994 through July 31, 1995, you will oversee the K-series program by formally reviewing development status every 45 to 60 days and informally monitoring events more frequently. At the request of individual members of senior management, you will advise on matters such as product and market development strategies, technology plans, business plans, and new business ventures. You will be available to attend meetings such as division strategy reviews, PDPs, and TDPs as requested.

4) While you remain as a part-time employee under this agreement, you will be compensated at a bi-weekly rate of $5,592, beginning August 27, 1994. All business expenses will be reimbursed as usual, and all applicable federal and state taxes will be deducted.

5)   AMD will provide an office and secretarial support.

6) Certain benefits, including medical, dental and life insurance benefits, will end on August 31, 1994. Under COBRA, you will be entitled to continued medical and dental coverage at your sole expense. Benefits under the Executive long-term disability plan, the Executive Savings plan, and the stock purchase plan end on your last day of full-time employment, August 26, 1994. As a regular, part-time employee, you will continue to vest in any unvested stock options, and will be eligible for Cash Profit Sharing, Deferred Profit Sharing, and the 401(k) Plan.

Mr. Anthony B. Holbrook
August 24, 1994
Page 2

7) You will be eligible to receive payment of your 1994 Chief Technical Officer bonus at the time it is regularly paid.

8) You will be entitled to retain the use of an AMD vehicle under the terms and conditions of AMD Car Plan A from August 27, 1994 through July 31, 1995, subject to the following conditions: (i) all fuel costs will be paid by you; and (ii) you will be reimbursed up to a total of $2,000 for routine maintenance and normal repair during this period upon presentation of appropriate documentation. If a maintenance or repair problem in excess of $2,000 arises, you will advise AMD and seek prior approval for reimbursement from the Chief Financial Officer.

9) All of the company's policies and programs, including policies concerning trading in AMD stock and the protection and ownership of intellectual property, will continue to apply to you, and where applicable will extend beyond termination of employment.

     If the above meets with your approval, please sign the enclosed copy and return it to me.

                                      Sincerely,

                                      /s/ Stanley Winvick

                                      Stanley Winvick
                                      Senior Vice President, Human Resources



                                      Accepted and Agreed:


                                      /s/ Anthony B. Holbrook
                                      --------------------------------------
                                      Anthony B. Holbrook



cc:  Jerry Sanders



SW:JWS/kar